Exhibit 99.1

Canoo Names VDL Nedcar as Contract Manufacturing Partner

Production on track to deliver vehicles in Q4 2022

JUSTIN, Texas, June 17, 2021 /PRNewswire/ --Canoo (Nasdaq: GOEV), a company manufacturing breakthrough electric vehicle (EVs) today announced owned and contract manufacturing plans. During the company's first Investor Relations Day, Chairman & CEO Tony Aquila named VDL Nedcar as its contract manufacturing partner. Based in the Netherlands, VDL Nedcar will manufacture the Lifestyle Vehicle for the US & EU markets while Canoo builds its US-based mega microfactory. By parallel pathing contract and owned manufacturing Canoo will meet its commitment to start production and deliver vehicles in Q4, 2022.

"We conducted an exhaustive search, invested significant amounts of time and resources that span the globe, in our search for our Phase 1 contract manufacturer. VDL Nedcar is the right partner," said Tony Aquila, Investor, Chairman and CEO of Canoo, Inc. "They are the top trusted European manufacturer building high quality products for leading OEMs, and they significantly outcompeted the other contenders. VDL is also independently owned by the van der Leegte family of entrepreneurs - which aligns with our commitment to support businesses that form the backbone of communities. This strategic partnership will enable us to deliver vehicles to market while we build our Phase 2 factory in Oklahoma. It also strongly positions us for geographic expansion in Europe and builds a lasting relationship with VDL Groep of companies. Our investment will help us scale quickly and fulfill our mission to bring affordable, purpose-built EVs to Everyone."

Canoo and VDL have been working together on vehicle manufacturability and production planning to successfully lay the groundwork for Canoo's U.S. manufacturing operations, which will be based in Oklahoma. The Nedcar facility is slated to build up to 1000 units for both the US and European markets in 2022 with a target of 15,000 units in 2023.

"Canoo's bold approach to designing and building electric vehicles makes them an ideal partner as we work together to shape the future of mobility," said John van Soerland, CEO of VDL Nedcar. "This partnership advances our strategic vision to provide a contract manufacturing solution and expand our expertise in the EV arena."

Canoo is entering its GAMMA phase of development and is on track for start of production. The company expects to launch its Lifestyle Vehicle in Q4 2022 followed by the Multi-Purpose Delivery Vehicle and Pickup Truck.

About Canoo

Canoo has developed breakthrough electric vehicles that are reinventing the automotive landscape with bold innovations in design, pioneering technologies, and a unique business model that defies traditional ownership to put customers first. Distinguished by its experienced team – totaling over 400 employees from leading technology and automotive companies – Canoo has designed a modular electric platform purpose-built to deliver maximum vehicle interior space and adaptable to support a wide range of vehicle applications for consumers and businesses. For more information, please visit www.canoo.com. For Canoo press materials, including photos, please visit press.canoo.com. For investors, please visit investors.canoo.com.

About VDL Nedcar/VDL Groep

VDL Nedcar is part of VDL Groep. Strength through cooperation. This is the basis of VDL Groep, an international industrial family business with its head office in Eindhoven, the Netherlands (Europe). This business was established in 1953 by Pieter van der Leegte. Initially, VDL Groep was specialized in metalworking. When his son Wim van der Leegte took over the company in 1966, the company started specializing in high-tech subcontracting in industries such as the semiconductor industry, later adding plastics processing and the development, production, and selling of buses and coaches to its portfolio. VDL Groep is a major player in the fields of subcontracting and semi-finished products and manufactures its own finished products, such as suspension systems, automated car plant systems, heat exchangers and container handling equipment. With VDL Nedcar in Born, it has the only car plant in the Netherlands where serial assembly for third parties takes place.

VDL Groep innovates through a combination of professionalism, entrepreneurship and high-quality machines. The group of companies combines the strength of a multinational with the flat organization structure and open, informal working atmosphere of a family business where growth opportunities and continuity take precedence. The third Van der Leegte family generation has been at the group's helm since 2016. VDL Groep has over 15,000 employees and operates in 19 countries. The group comprises 105 operating companies, each with its own specialism, that work together intensively. In 2020, VDL's combined annual revenue amounted to 4.686 billion euros.

For more information, please visit: www.vdlgroep.com